Exhibit 5.1
July 3, 2023

Phreesia, Inc.
1521 Concord Pike, Suite 301 PMB 221
Wilmington, DE 19803

Ladies and Gentlemen:

We have acted as counsel to Phreesia, Inc., a Delaware corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) being filed by the Company on the date hereof pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), which Prospectus Supplement supplements the Registration Statement on Form S-3 (File No. 333-249541) (the “Registration Statement”) filed by the Company with the Commission on October 19, 2020 and the base prospectus dated October 19, 2020 constituting a part thereof (the “Base Prospectus”, together with the Prospectus Supplement, the “Prospectus”). The Prospectus Supplement relates to the potential resale from time to time by certain selling stockholders (the “Selling Stockholders”), pursuant to Rule 415 under the Securities Act, of up to 150,786 shares of common stock, par value $0.01 per share, of the Company (the “Resale Shares”). The Resale Shares were previously issued to the Selling Stockholders pursuant to the Agreement and Plan of Merger, dated as of June 30, 2023 by and among the Company, Momentum Merger Sub, Inc., Comsort, Inc. d/b/a MediFind, the Key Stockholders set forth on Schedule I thereto and Patrick Howie, as Stockholder Representative.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation, (ii) the Company’s Bylaws, (iii) the Registration Statement and the Prospectus and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Resale Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP